EPL Intermediate, Inc. Announces Results for the First Quarter Ended March 28, 2007

IRVINE, CA --(BUSINESS WIRE)-- May 10, 2007— EPL Intermediate, Inc. (“EPLI,” “El Pollo Loco,” or the “Company”), parent company of El Pollo Loco, Inc. (together with EPLI, the “Company”), today reported results for its first quarter ended March 28, 2007.

The Company reported operating revenue for the 13-week first quarter ended March 28, 2007 of $66.8 million, which is an increase of $3.6 million, or 5.8%, over operating revenue for the 13-week first quarter ended March 29, 2006 of $63.2 million. Operating revenue includes both sales at company-operated restaurants and franchise revenue.

Same-store sales for the system increased 2.4% in the first quarter of fiscal 2007, with company-operated restaurant same-store sales increasing 0.8% and franchise restaurant same-store sales increasing 3.9%. The components of the company-operated same store sales growth were a price increase of 2.4%, a transaction decrease of 2.5%, and a menu mix increase of 0.9%.

Operating income increased $0.7 million, or 9.3%, to $7.8 million for the first quarter of fiscal 2007 from $7.1 million for the first quarter of fiscal 2006. This increase is partially due to the increased revenue from new restaurants and higher sales from existing restaurants. Other significant items impacting the comparison of operating income include:

•	1.4% decrease in product cost as a percentage of restaurant revenue, which resulted primarily from the menu price increase taken in January of 2007;

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0.8% increase in restaurant labor costs as a percentage of restaurant revenue due to increased spending on manager training, the increase in minimum wage, and increased worker’s compensation expense in the current period; and

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0.5% decrease in general and administrative expenses as a percentage of revenue (although the total dollar comparison was relatively flat) due to the leverage against higher revenue in the first quarter of 2007 compared to 2006.

Interest expense, net of interest income, increased $0.2 million, or 2.9%, to $7.3 million for the first quarter of 2007 from $7.1 million for the prior year quarter. Average debt balances for the first quarter of 2007 increased to $260.8 million compared to $259.1 million for the first quarter of 2006.

As a result of the factors above, net income for the first quarter of fiscal 2007 increased to $234,000 compared with $9,000 for the prior year quarter.

Commenting on the first quarter 2007 results, Stephen Carley, president and CEO of El Pollo Loco, Inc. said, “Consistent with our expectations, same store sales growth was modest in the early part of fiscal 2007 as we compared against strong early 2006 comparable growth numbers. Despite the hurdle of double digit same store sales growth in the first quarter of 2006, I am pleased to report positive system-wide sales growth in the first quarter of 2007.”

El Pollo Loco’s restaurant count changes for the first quarter of 2007 are as follows:

	Company-operated	Franchised	Total
At December 27, 2006	151	208	359
Opened	2	2	4
Closed	-	-	-
At March 28, 2007	153	210	363

System-wide Sales

Included above are franchise and system-wide same-store sales increases. System-wide sales are a financial measure that includes sales at all company-owned stores and franchise-owned stores, as reported by franchisees. Management uses system-wide sales information internally in connection with store development decisions, planning and budgeting analyses. Management believes system-wide sales information is useful in assessing consumer acceptance of the Company’s brand and facilitates an understanding of financial performance as the Company’s franchisees pay royalties and contribute to advertising pools based on a percentage of their sales.

Safe Harbor Statement

This news release contains forward-looking statements, which are statements that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. They may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will,” “should,” “may,” “could” or words or phrases of similar meaning. The statements reflect management's current expectations regarding future events. Risk factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to, concerns about food-borne illnesses; negative publicity, whether or not valid; adverse public perception due to the occurrence of avian flu; increases in the cost of chicken; our dependence upon frequent deliveries of food and other supplies; our sensitivity to events and conditions in the greater Los Angeles area; our reliance in part on our franchisees; our vulnerability to changes in consumer preferences and economic conditions; our ability to compete successfully with other quick service and fast casual restaurants; and other risk factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission. Statements about the Company’s past performance are not necessarily indicative of its future results. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as the result of new information, future events or otherwise.

About the Company

El Pollo Loco is the nation’s leading restaurant concept specializing in flame-grilled chicken. Headquartered in Irvine, California, El Pollo Loco operates a restaurant system consisting of 155 company-operated and 211 franchised restaurants (as of May 10, 2007) located primarily in California, with additional restaurants in Arizona, Nevada, Texas, Colorado, Illinois, and Connecticut. El Pollo Loco’s menu features the company’s signature citrus-marinated, flame-grilled chicken in individual and family-size meals and also offers a variety of contemporary, Mexican-inspired entrees, featuring the company’s signature chicken as the central ingredient, including its specialty Pollo Bowl® entrees, Pollo Salads, signature burritos, tacos, quesadillas, Chicken Nachos, and Chicken Tortilla Soup. The chicken is served with flour or corn tortillas, freshly-prepared salsas and an assortment of side orders.

Financial Statements

EPL INTERMEDIATE, INC.

(A Wholly Owned Subsidiary of El Pollo Loco Holdings, Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Amounts in thousands)

	13 Weeks Ended March 31,
	2006	2007

OPERATING REVENUE: Restaurant revenue Franchise revenue	$ 59,151 4,017	$ 62,449 4,370

Total operating revenue	63,168	66,819

OPERATING EXPENSES: Product cost Payroll and benefits Depreciation and amortization Other operating expenses	18,965 14,965 2,376 19,728	19,201 16,315 2,794 20,711

Total operating expenses	56,034	59,021

OPERATING INCOME:	7,134	7,798

INTEREST EXPENSE – Net	7,119	7,328

INCOME BEFORE PROVISION FOR INCOME TAXES	15	470

PROVISION FOR INCOME TAXES	6	236

NET INCOME	$ 9	$ 234

	13 Weeks Ended March 31,
	2006	2007
Income Statement Data:
Restaurant revenue	100.0%	100.0%
Product cost	32.1	30.7
Payroll and benefits	25.3	26.1
Depreciation and amortization	4.0	4.5
Other operating expenses	33.4	33.2
Operating income	12.1	12.5
Interest expense	12.0	11.7
Income before income taxes	0.0	0.8
Net income	0.0	0.4
Supplementary Income Statement Data:
Restaurant other operating expenses	21.0	21.2
Franchise expense	1.5	1.6
General and administrative expense	10.9	10.4
Total other operating expenses	33.4	33.2

Contacts:	Joseph Stein	Julie Weeks
	Chief Financial Officer	Vice President, Communications
	EPL Intermediate, Inc.	El Pollo Loco, Inc.
	949.399.2000	949.399.2150